EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-48609 of Waste Industries USA, Inc. (the “Company”) on Form S-8 of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002 and the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

RALEIGH, NORTH CAROLINA

MARCH 30, 2004